Exhibit 10.1

Anstellungsvertrag	Service Agreement
zwischen der	between
Gentherm GmbH, Rudolf-Diesel-Straße 12 85235 Odelzhausen
- vertreten durch die Gesellschafterver - sammlung, diese vertreten durch Dan Coker - (nachfolgend die „Gesellschaft“),	- represented by the shareholders’ meeting, the latter represented by Dan Coker - (hereinafter referred to as the “Company”),
und	and
Mr. Frithjof Oldorff, Am Weinberg 20, 85241 Hebertshausen, Germany
(„FO“, gemeinsam mit der Gesellschaft die „Parteien“).	(“FO”, together with the Company the “Parties”).

	I. Präambel		I. Preamble
1.	Die Gesellschaft ist eine hundertprozentige Tochtergesellschaft der Gentherm, Inc., einer Kapitalgesellschaft US-amerikanischen Rechts mit Sitz in Northville, Michigan, USA, geschäftsansässig 21680 Haggerty Rd., Suite 101, Northville Michigan 48306, USA (nachstehend „Gentherm, Inc.“). Die Gesellschaft hielt bis zum 25.04.2014 alle Aktien an der W.E.T. Automotive Systems Aktiengesellschaft mit Sitz in Odelzhausen, Landkreis Dachau, eingetragen im Handelsregister des Amtsgerichts München unter HRB 119793 (nachfolgend die „W.E.T. AG“),	1.

The Company is a one hundred percent subsidiary of Gentherm, Inc., a legal entity incorporated under the Laws of the United States of America with its headquarter in Northville Michigan, business address 21680 Haggerty Rd., Suite 101, Northville Michigan 48306, USA (hereinafter “Gentherm, Inc.”). The Company held all shares of W.E.T. Automotive Systems Aktiengesellschaft with its registered seat in Odelzhausen, district of Dachau, registered with the commercial register at the local court of Munich under HRB 119793 (hereinafter “W.E.T. AG”) until 25.04.2014.

2.	Im Zuge einer Vereinfachung der Konzernstruktur der deutschen Gesellschaften des Gentherm-Konzerns wurde die W.E.T. AG auf Grund des Verschmelzungsvertrages vom 07.04.2014 und der Beschlüsse der Gesellschafterversammlungen vom selben Tag mit der Gesellschaft als übernehmendem Rechtsträger verschmolzen. Die Verschmelzung wurde am 25.04.2014 in das Handelsregister der Gesellschaft als übernehmenden Rechtsträger eingetragen („Verschmelzungsstichtag“). Mit der Eintragung der Verschmelzung ist die W.E.T. AG erloschen.	2.

As part of a simplification of the group-structure of the German entities of Gentherm-group W.E.T. AG was merged with the Company by merger agreement dated 07.04.2014 and the shareholders’ resolutions by the shareholders meetings of the same day. The merger was registered on 25.04.2014 by the commercial register in the Company’s registry (“Transformation Registration Date”). With this registration of the merger W.E.T. AG ceased to exist.

3.	FO wurde durch Beschluss des Aufsichtsrats der W.E.T. AG vom 04. Mai 2007 für die Zeit vom 1. Januar 2008 bis zum 31. Dezember 2010 zum Mitglied des Vorstands der W.E.T. AG bestellt und es wurde mit ihm ein Dienstvertrag abgeschlossen. Durch insgesamt drei Nachträge zum Dienstvertrag, wurde dessen Laufzeit bis zum 31.12.2016 verlängert. Am Verschmelzungsstichtag endete auch die Organstellung von FO als Vorstand der W.E.T. AG.	3.

By resolution of the supervisory board of W.E.T. AG dated 04 May 2007, FO was appointed member of the management board of W.E.T. AG for the time from 1 January 2008 until 31 December 2010 and a service agreement was concluded. By a total of three amendments to the service agreement its’ term was extended until 31. December 2016. On the Transformation Registration Date FO’s position as member of the management board of W.E.T. AG ended.

Dienstvertrag / Service Agreement // FO / Gentherm GmbH	Seite 2 von 8

4.	Mit Gesellschafterbeschluss vom 07.04.2014 wurde FO mit Wirkung zum Verschmelzungsstichtag als Geschäftsführer der Gesellschaft bestellt. Ab dem Verschmelzungsstichtag soll für FO anstelle des Vorstandsdienstvertrags dieser Anstellungsvertrag für die Tätigkeit von FO als Geschäftsführer der Gesellschaft gelten (nachfolgend der „Anstellungsvertrag“).	4.

By shareholders resolution dated 07.04.2014 FO was appointed managing director of the Company starting with the Transformation Registration Date. From the Transformation Registration Date on this service agreement, instead of the Management Board Service Agreement, shall govern the functions of FO as managing director of the Company (hereinafter the “Service Agreement”).

Dies vorausgeschickt, vereinbaren die Parteien hiermit was folgt:		NOW, THEREFORE, the Parties hereby agree as follows:
II.		II.
§ 1 Aufgaben und Pflichten		§ 1 Duties and Obligations
1.	In seiner Eigenschaft als Geschäftsführer der Gesellschaft übt FO in der Gentherm-Gruppe die Funktion des „President Automotive Business Unit“ aus.	1.	In his capacity as managing director of the Company FO shall exercise within the Gentherm group the function as “President Automotive Business Unit”.
2.	Dienstsitz von FO ist der Sitz der Gesellschaft in Odelzhausen, soweit FO nicht einem anderen Dienstsitz schriftlich zustimmt.	2.	The place of employment is the administration of the Company in Odelzhausen, unless otherwise agreed to in writing by FO.
3.	FO führt die Geschäfte nach Maßgabe der Gesetze, des Gesellschaftsvertrags der Gesellschaft, dieses Anstellungsvertrags und der Geschäftsordnung für die Geschäftsführung der Gesellschaft. FO obliegen insbesondere die Aufgaben, die gemäß dem Geschäftsverteilungsplan der Gesellschaft zum Geschäftsbereich von FO in seiner Funktion als „President Automotive Business Unit“ gehören.	2.

FO conducts the business in accordance with the laws, the articles of association of the Company, this Service Agreement and the rules of procedure for the management of the Company. FO exercises in particular the duties which are part of his scope of business in his capacity as “President Automotive Business Unit” according to the organisational chart of the Company.

4.

FO wird seine Arbeitskraft ausschließlich der Gesellschaft widmen. Jede anderweitige Tätigkeit im beruflichen Bereich, insbesondere auch die Übernahme von Aufsichtsrats- oder ähnlichen Mandaten, bedarf der vorherigen Zustimmung der Gesellschafterversammlung. Auf Wunsch der Gesellschafterversammlung übernimmt FO Aufsichtsratsmandate und ähnliche Ämter in Gesellschaften, an denen die Gesellschaft beteiligt ist, sowie eine Tätigkeit in Verbänden, denen die Gesellschaft angehört. Die Gesellschaft stimmt zu, dass FO die zum Zeitpunkt der Unterzeichnung dieses Vertrags übernommenen Tätigkeiten (z.B. bei der IHK) weiterhin im Interesse des Unternehmens bekleidet.

		4.

FO shall dedicate his entire working capacity exclusively to the benefit of the Company. The assumption of any other professional function, in particular the assumption of supervisory or similar offices, requires the prior consent of the shareholders‘ meeting. Upon request of the shareholders‘ meeting FO will assume supervisory and similar offices in companies in which the Company holds a participation, as well as functions in associations in which the Company is a member. The Company approves that FO continues to serve in the other professional functions that he holds at the time of the conclusion of this Service Agreement (e.g. the international chamber of commerce council) in the interest of the Company.

5.	FO darf im Geschäftszweig der Gesellschaft weder für eigene noch für fremde Rechnung Geschäfte machen. Er wird sich während der Dauer des Anstellungsvertrags nicht an einem Unternehmen beteiligen, das mit der Gesellschaft oder einem mit ihr verbundenen Unternehmen in Wettbewerb steht oder in wesentlichem Umfang Geschäftsbeziehungen mit ihr unterhält. Eine Beteiligung zum Zwecke der privaten Vermögensanlage von bis zu 5 % des Grund- oder Stammkapitals ist zulässig; ungeachtet dessen ist eine Beteiligung von FO an der Gentherm, Inc. in jedem Fall unbeschränkt zulässig.	5.

FO is not allowed to conduct business for his own or a third party’s account in the business area of the Company. During the term of the Service Agreement, FO will not acquire a participation in a company which is in competition with the Company or one of the Company’s affiliated companies or which has a material business relationship with the Company. A participation for private investment purposes of up to 5 % of the nominal share capital (Grund- oder Stammkapital) is permissible; notwithstanding the aforementioned, a participation of FO in Gentherm, Inc. is in any case permissible without restrictions.

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6.	Bei Diensterfindungen im Sinne des Gesetzes über Arbeitnehmererfindungen, die FO während der Dauer des Anstellungsvertrags macht, gelten die Vorschriften dieses Gesetzes entsprechend. Die Verwertung von technischen oder organisatorischen Verbesserungsvorschlägen von FO steht ohne besondere Vergütung ausschließlich der Gesellschaft zu.	6.

In case FO should make, during the term of the Service Agreement, service inventions within the meaning of the German Employee Inventions Act (Gesetz über Arbeitnehmererfindungen), the provisions of this act shall apply mutatis mutandis. The realisation of technical or organisational suggestions of improvement made by FO may exclusively be made by the Company without any additional remuneration.

§ 2 Vertragsdauer		§ 2 Term
1.	Der Anstellungsvertrag beginnt mit dem Verschmelzungsstichtag und endet am 31. Dezember 2016, ohne dass es einer Kündigung bedarf. Das Recht für beide Parteien zur Kündigung aus wichtigem Grund bleibt unberührt.	1.

The Service Agreement takes effect with the Transformation Registration Date and ends 31 December 2016 without the necessity of a notice. The right for both Parties to terminate this Agreement for good cause remains unaffected.

2.	Die Kündigung bedarf der Schriftform. Die Kündigung durch FO ist an die Gesellschafterversammlung zu richten.	2.	The notice of termination must be made in writing. If termination is made by FO, the notice of termination must be declared towards the shareholders’ meeting.
3.	Die Bestellung von FO zum Geschäftsführer kann durch Beschluss der Gesellschafterversammlung jederzeit widerrufen werden, unbeschadet seiner Entschädigungsansprüche aus diesem Anstellungsvertrag. Der Widerruf gilt als Kündigung des Anstellungsvertrags zum nächstzulässigen Zeitpunkt.	3.

The appointment of FO as managing director may be withdrawn at any time by way of a shareholders’ resolution, notwithstanding the claims of FO for compensation according to this Service Agreement. The withdrawal shall be construed as a notice of termination with effect as at the next possible date.

4.	Die Gesellschaft ist berechtigt, FO während der Laufzeit dieses Anstellungsvertrags jederzeit von seiner Tätigkeit für die Gesellschaft freizustellen. Dies gilt insbesondere im Fall eines Widerrufs der Bestellung als Geschäftsführer.	4.

At any time during the term of this Agreement the Company is entitled to relieve FO from his service obligation. This shall apply in particular in case of a withdrawal of the appointment of FO as managing director.

§ 3 Bezüge		§ 3 Remuneration
1.

FO erhält als Vergütung für seine Tätigkeit ein Jahresgehalt in Höhe von brutto EUR 350.000,00 („Grundgehalt“), das in zwölf gleichen Raten am Ende eines jeden Monats gezahlt wird. Soweit die Tätigkeit von FO in einem Vertragsjahr unterjährig beginnt oder endet, ist das Grundgehalt zeitanteilig geschuldet. Mit der Vergütung sind sämtliche Überstunden abgegolten. Das Grundgehalt kann jährlich durch die Gesellschafterversammlung unter Berücksichtigung der wirtschaftlichen Lage der Gesellschaft, der individuellen Leistungen von FO und der allgemeinen Geldentwertung auf seine Angemessenheit überprüft und nach billigem Ermessen durch die Gesellschafterversammlung erhöht werden.

		1.

FO is entitled to an annual gross salary in the amount of EUR 350,000.00 (“Base Salary”), payable in twelve monthly arrears at the end of each calendar month. To the extent the functions of FO start or end during a contract year, the Base Salary is owed pro rata temporis. With the Base Salary all overtime shall be paid for. The Base Salary can be reviewed annually with regard to its appropriateness by the shareholder’s meeting under consideration of the economic situation of the Company, the individual performance of FO and the general inflation, and may be raised by the shareholder’s meeting in its equitable discretion.

2.	Zusätzlich zu seinem Grundgehalt gemäß vorstehendem Absatz 1 nimmt FO am „Gentherm Bonus Plan“ teil und erhält auf dieser Grundlage eine Tantieme nach Maßgabe der folgenden Bestimmungen.	2.

In addition to his Base Salary according to the preceding paragraph 1, FO participates in the “Gentherm Bonus Plan” and is thus entitled to the payment of a bonus in accordance with the following provisions.

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a.

Als Teilnehmer des Gentherm Bonus Plans erhält FO jährlich einen erfolgsabhängigen Bonus (nachfolgend der „Gentherm-Bonus“). Die Zielgröße für den Gentherm-Bonus ist jeweils 50 % des Grundgehalts von FO gemäß § 3 Abs. 1 des Anstellungsvertrages (nachfolgend das „Bonus-Ziel“).

a.

In his capacity as participant of the Gentherm Bonus Plan FO is entitled to an annual performance-based bonus (hereinafter the “Gentherm Bonus”). The target amount for the Gentherm Bonus is in each case 50 % of the Base Salary of FO pursuant to Section 3 para. 1 of the Service Agreement (hereinafter the “Bonus Target”).

b.

Im Hinblick auf die Bestimmung des Gentherm-Bonusses legen der Chief Executive Officer der Gentherm, Inc. und FO zweimal jährlich jeweils im Einvernehmen bestimmte Ziele für das kommende Halbjahr des jeweiligen Geschäftsjahres fest (Januar bis Juni und Juli bis Dezember) die Ziele werden sodann durch das „Gentherm Compensation Committee“ gebilligt (nachfolgend die „Gentherm-Bonus-Ziele“).

b.

With regard to the determination of the Gentherm Bonus the Chief Executive Officer of Gentherm, Inc. and FO shall establish mutually, twice a year, certain objectives for the upcoming half-year of the respective business year (January until June and July until December) the objectives are approved by the “Gentherm Compensation Committee” (hereinafter the “Gentherm Bonus Objectives”).

c.

Die Höhe des Gentherm-Bonusses wird zweimal jährlich vom Gentherm Compensation Committee im Namen des Gentherm Board of Directors jeweils für das vorangegangene Halbjahr des Geschäftsjahres nach eigenem Ermessen unter Berücksichtigung des Ergebnisses und der wirtschaftlichen Lage der Gesellschaft sowie der individuellen Leistungen von FO festgesetzt, letztere insbesondere in Abhängigkeit vom Grad der Erreichung der Gentherm-Bonus-Ziele.

c.

The amount of the Gentherm Bonus is established twice a year by the Gentherm Compensation Committee at its sole discretion on behalf of the Gentherm Board of Directors for the respective preceding half-year of the business year under consideration of the results and the economic situation of the Company as well as the individual performance of FO, the latter in particular depending from the degree of achievement of the Gentherm Bonus Objectives.

d.

Die Auszahlung des Gentherm-Bonusses, jeweils für das vorangegangene Halbjahr des Geschäftsjahres, erfolgt spätestens innerhalb von 30 Tagen, nachdem das Gentherm Board of Directors die jeweiligen Halbjahresergebnisse gebilligt hat, also regelmäßig im August für das erste Halbjahr des Geschäftsjahres (Januar bis Juni) und im Februar für das zweite Halbjahr des (vorangegangenen) Geschäftsjahres (Juli bis Dezember). Ungeachtet der Billigung der Halbjahresergebnisse durch das Gentherm Board of Directors erfolgt die Bestimmung der Höhe des Gentherm-Bonusses durch das Gentherm Compensation Committee gemäß vorstehender lit. c.; die Zielgröße für den Gentherm-Bonus ist 50 % des Grundgehalts von FO gemäß § 2 Abs. 1 dieser Vereinbarung, der Gentherm-Bonus kann aber auch darüber oder darunter liegen. Das Gentherm Compensation Committee soll den Gentherm Bonus Plan zu jeder Zeit nach seinem eigenen Ermessen abändern oder beenden können.

d.

Payout of the Gentherm Bonus, in each case for the preceding half-year of the respective business year, is made at the latest within 30 days after the Gentherm Board of Directors has approved the respective half-year results, i.e. regularly in August for the first half-year of the business year (January until June) and in February for the second half-year of the (preceding) business year (July until December). Notwithstanding the approval of the half-year results of the business year by the Gentherm Board of Directors, the determination of the amount of the Gentherm Bonus is made by the Gentherm Compensation Committee in accordance with the preceding lit. c.; the target amount for the Gentherm Bonus is 50 % of the Base Salary of FO pursuant to Section 2 para. 1 of this Agreement, but may also be below or above. The Gentherm Compensation Committee shall have discretion to modify or terminate the Gentherm Bonus Plan at any time in its sole discretion.

3.	Die Gesellschaft stellt FO einen Dienstwagen der Oberklasse zur Verfügung, der auch privat genutzt werden kann. Die private Nutzung ist von FO gemäß den jeweils gültigen deutschen steuerlichen Vorschriften als geldwerter Vorteil zu versteuern. Die Marke und das Modell des Dienstwagens müssen zuvor von der Gesellschafterversammlung genehmigt werden.	3.

The Company shall make available to FO a luxury company car which may also be used for private purposes. The private use is taxable by FO as financial benefit (geldwerter Vorteil) according to applicable German tax law, as amended from time to time. The make and the model of the company car must be approved beforehand by the shareholder’s meeting.

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4.

FO ist im Hinblick auf langfristige Anreizvergütungen, die von der Gentherm, Inc. in unregelmäßigen Abständen gewährt werden (Long Term Incentive, nachfolgend „LTI“), bezugsberechtigt. LTI können etwa in Form von Aktienoptionen, Belegschaftsaktien mit Sperrfrist und / oder Aktienwertsteigerungsrechten (Aktienoptionen mit Barausgleichspflicht) gewährt werden. LTI können von der Gentherm, Inc. auf der Grundlage einer Entscheidung des Board of Directors unter Berücksichtigung des Ergebnisses und der wirtschaftlichen Lage der Gesellschaft gewährt werden. Über die Art, den Umfang und die Höhe der Beteiligung von FO an LTI entscheidet das Board of Directors nach eigenem Ermessen.

		4.

FO is eligible with regard to long-term incentive remuneration which is granted by Gentherm, Inc. from time to time (Long Term Incentive, hereinafter “LTI”). LTI can be granted, e.g., in the form of stock options, restricted stock units and / or stock appreciation rights (cash paid options). LTI can be granted by Gentherm, Inc. based on a decision of the Board of Directors under consideration of the results and the economic situation of the Company. The Board of Directors will decide in its own discretion about the form, the extent and the amount in which FO participates in LTI.

5.	Mehr-, Sonntags- und Feiertagsarbeit ist mit den Bezügen von FO gemäß diesem § 3 abgegolten.	5.	Overtime as well as work on Sundays and public holidays is compensated with the remuneration granted to FO according to this Section 3.
6.	Die Gesellschaft erstattet FO belegte Reisekosten und Bewirtungsauslagen entsprechend den jeweils gültigen Festlegungen der Gesellschaft und den jeweils gültigen deutschen steuerrechtlichen Richtlinien.	6.

The Company reimburses to FO travel and hospitality expenses upon presentation of receipts in accordance with the rules of the Company and the applicable German taxation guidelines, as amended from time to time.

§ 4 Bezüge bei Krankheit / Versicherung		§ 4 Remuneration upon Sickness / Insurance
1.

Wird FO an der Ausübung seiner Tätigkeit durch Krankheit oder andere durch ihn nicht verschuldete Gründe gehindert, so erhält er für die Dauer von sechs Monaten, längstens jedoch bis zur Beendigung dieses Anstellungsvertrages, sein zeitanteiliges Grundgehalt gemäß § 3 Abs. 1 sowie die zeitanteilige Tantieme gemäß § 3 Abs. 2 weiter (nachfolgend die „Gehaltsfortzahlung“). Im Falle des Todes von FO erhält seine Witwe ein Drittel der Gesamtbezüge gemäß § 3 Abs. 1 und 2 für das zum Zeitpunkt des Todes laufende Geschäftsjahr. Bis zum Zeitpunkt des Todesfalles gezahlte Leistungen werden dabei nicht angerechnet.

		1.

In case FO cannot fulfil his duties due to sickness or other reasons for which he is not responsible, he is entitled to a pro rata temporis payment of his Base Salary pursuant to Section 3 para. 1 as well as pro rata the Gentherm-Bonus according to Section 3 para. 2 for a period of six months, at the longest, however, until the termination of this Service Agreement (hereinafter the “Continued Payment”). In case of death of FO his widow shall receive a third of the total remuneration according to Section 3 para. 1 and 2 of the current fiscal year at the time of death. Any compensation paid until the time of death shall not be set-off.

2.	Die Gesellschaft wird FO für die Dauer des Anstellungsvertrags gegen Unfall versichern, und zwar mit EUR 2.000.000,00 für den Invaliditätsfall und EUR 1.000.000,00 für den Todesfall. Der Versicherungsschutz im Rahmen dieser Versicherung umfasst alle beruflichen und außerberuflichen Unfälle. Die Versicherungsprämien trägt die Gesellschaft.	2.

The Company will insure FO for the term of the Service Agreement against accident; the insurance sum is EUR 2,000,000.00 in case of invalidity and EUR 1,000,000.00 in case of death. The insurance protection within this insurance covers all business and non-business related accidents. The insurance premiums are borne by the Company.

§ 5 Urlaub		§ 5 Vacation

FO hat Anspruch auf einen angemessenen Jahresurlaub (d.h. nicht mehr als 30 Arbeitstage pro Kalenderjahr), dessen Zeitpunkt und Dauer er selbst festlegt. Seinen Urlaub hat FO so zu disponieren, dass die Interessen der Gesellschaft gewahrt bleiben, und im Übrigen vorab mit dem Chief Executive Officer der Gentherm, Inc. und den übrigen Geschäftsführern der Gesellschaft abzustimmen.

FO is entitled to an appropriate annual vacation (i.e. not to exceed 30 working days per calendar year), the point of time and the duration of which are determined by himself. FO shall determine his vacation in such way that the interests of the Company are respected and is subject to prior coordination with the Chief Executive Officer of Gentherm, Inc. and the other managing directors of the Company.

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§ 6 D&O-Versicherung		§ 6 D&O Insurance

Die für FO in seiner Eigenschaft als Mitglied des Vorstands der W.E.T. AG bestehende D&O-Versicherung wird nach dem Verschmelzungstichtag zugunsten von FO als Geschäftsführer der Gesellschaft auf Kosten der Gesellschaft ohne Selbstbehalt fortgeführt. Die Gesellschaft wird die D&O-Versicherung für mindestens zehn Jahre nach dem Verschmelzungsstichtag und für mindestens fünf Jahre nach dem Ausscheiden von FO als Geschäftsführer der Gesellschaft – je nachdem, welcher Zeitpunkt später eintritt – ohne Verschlechterung aufrechterhalten und FO für den genannten Zeitraum eine persönliche Nachmeldefrist einräumen. Die Gesellschaft ist verpflichtet, FO unverzüglich über drohende Schadensersatzansprüche der Gesellschaft oder von Dritten wegen Pflichtverletzungen während seiner Zeit als Mitglied des Vorstands der W.E.T. AG oder als Geschäftsführer der Gesellschaft zu unterrichten.

The D&O insurance which is existing for FO in his capacity as member of the management board of W.E.T. AG will continue and remain without personal deductible at the expenses of the Company after the Transformation Registration Date in favour of FO in his capacity as managing director of the Company. The Company will sustain the D&O insurance to the same extent and without restrictions for at least ten years after the Transformation Registration Date and for at least five years after termination of the services of FO as managing director of the Company, whichever occurs last; in addition, the Company will grant to FO a personal reporting period for the aforementioned time. The Company is obliged to inform FO immediately about impending damage claims of the Company or of third parties based on violations of duties during his term of office as member of the management board of W.E.T. AG or as managing director of the Company.

§ 7 Sonstige Leistungen, Beitrag zur Altersvorsorge		§ 7 Additional Services, Contribution to Retirement Provisions
1.	Die Gesellschaft erstattet FO, jeweils 100 % der gesetzlichen Höchstbeiträge zur gesetzlichen Rentenversicherung, Krankenversicherung, Pflegeversicherung und Arbeitslosenversicherung. Bei Inanspruchnahme einer privaten Krankenversicherung und privater Pflegeversicherung erstattet die Gesellschaft die monatlichen Beiträge.	1.

The Company reimburses to FO 100 % of the maximum contributions as determined by law to each of the statutory pension, health, long-term care and unemployment insurance. If FO engages in a private health and long-term care insurance, the Company reimburses to FO the monthly contributions.

2.

Für den Fall, dass die Verschmelzung dazu führt, dass FO der Versicherungspflicht in der gesetzlichen Rentenversicherung unterliegt, und demgegenüber die Versicherungspflicht nicht bestünde, wenn die W.E.T. AG in der Rechtsform der AG fortgeführt würde, erhöht sich das Grundgehalt (§ 3 Abs. 1) – ungeachtet der Regelungen in vorstehendem Absatz 1 – um die entsprechenden Versicherungsbeiträge, sodass die Versicherungspflicht für FO im Ergebnis (unter Berücksichtigung sämtlicher gezahlter oder zu zahlender Steuern) nicht mit finanziellen Belastungen verbunden ist und somit im Hinblick auf die Vergütung von FO neutral ist.

		2.

In case the Transformation has the effect that FO is subject to the statutory pension insurance obligation, and otherwise such obligation would not be at hand if W.E.T. AG would persist in the legal form of a German Stock Corporation (Aktiengesellschaft, AG), the Base Salary (Section 3 para. 1) – notwithstanding the provisions in the preceding paragraph 1 – is increased by the respective insurance contributions with the consequence that, as a result, the insurance obligation (taking into consideration all taxes paid or payable) does not cause financial burdens to FO and is thus neutral with regard to the remuneration of FO.

§ 8 Verschwiegenheitspflicht, Rückgabe von Unterlagen		§ 8 Confidentiality, Return of Documents
1.	FO ist verpflichtet, insbesondere auch während der Zeit nach Beendigung des Anstellungsvertrages, alle vertraulichen Informationen über das Geschäft, die Vertragsbeziehungen, Abschlüsse, Geschäfte oder besonderen Angelegenheiten der Gesellschaft oder von mit ihr verbundenen Unternehmen geheim zu halten und diese Informationen nicht für seinen eigenen oder den Nutzen anderer zu verwenden. Vertraulich in diesem Sinne sind insbesondere die in vorstehendem § 1 Abs. 5 bezeichneten Erfindungen, Urheberrechte sowie das Know-how.	1.

FO is obliged, in particular also after the termination of the Service Agreement, to keep confidential all confidential information regarding the business, the contractual relationships, agreements, business affairs or special matters of the Company or of affiliated companies and to use this information not for his own benefit or for the benefit of third parties. Confidential in this respect are in particular the inventions, copyrights and the know-how as listed in Section 1 para. 5.

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2.

Während des Dienstverhältnisses wird FO auf Verlangen der Gesellschaft, spätestens aber bei Beendigung des Dienstverhältnisses unaufgefordert, der Gesellschaft alle in seinem Besitz befindlichen oder seinem Zugriff unterliegenden Akten und sonstigen den Geschäftsbetrieb der Gesellschaft oder verbundener Unternehmen betreffende Unterlagen – insbesondere alle Pläne, Kunden, Preislisten, Druckmaterial, Urkunden, Zeichnungen, Notizen, Entwürfe – sowie Kopien davon zurückgeben, ohne Rücksicht darauf, ob er sie von der Gesellschaft selbst oder von verbundenen Unternehmen erhalten hat. Sinngemäß gilt das Gleiche für nicht körperliche Informationen und Materialien, etwa Computerprogramme oder auf Datenträgern gespeicherte Informationen. Ein Zurückbehaltungsrecht von FO ist ausgeschlossen.

		2.

FO shall return, during the term of his services on the Company’s request, at the latest, however, upon termination of his services without request by the Company being necessary, all files and further documents related to the Company’s business or the business of affiliated companies – in particular all plans, clients, price lists, print material, deeds, drawings, notes, drafts – as well as copies thereof which are in his possession or which he has access to, regardless of whether he has received them from the Company or an affiliated company. The same shall apply mutatis mutandis to all non-physical information and materials, e.g. computer software and information saved on storage mediums. A right of retention of FO is excluded.

§ 9 Schlussbestimmungen		§ 9 Final Provisions
1.	Sollten einzelne Bestimmungen des Anstellungsvertrages unwirksam sein oder werden, so berührt dies die Gültigkeit der übrigen Bestimmungen nicht. Anstelle der unwirksamen Bestimmung soll eine angemessene Regelung gelten, die dem am nächsten kommt, was die Parteien nach ihrer wirtschaftlichen Zwecksetzung gewollt haben. Das gleiche gilt im Falle einer vertraglichen Lücke.	1.

In case individual provisions of the Service Agreement are or become invalid, this shall not affect the validity of the remaining provisions. The invalid provision shall be replaced by an adequate provision which comes closest to the economic intentions of the Parties. The same shall apply in case of a gap in the Service Agreement.

2.	Änderungen und Ergänzungen des Anstellungsvertrages, einschließlich dieses Schrifterfordernisses, bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Aufhebung dieser Klausel.	2.	Amendments and supplements to the Service Agreement, including this written form requirement, must be made in writing in order to be effective. This does also apply to the cancellation of this clause.
3.	Der Anstellungsvertrag ersetzt ab seinem Beginn (§ 2 Abs. 1 Satz 1) sämtliche vorhergehenden dienstvertraglichen Beziehungen und Regelungen zwischen den Parteien.	3.	Starting from its beginning (Section 2 para. 1 sentence 1) the Service Agreement replaces all prior service relationships and agreements between the Parties.
4.	Dieser Anstellungsvertrag unterliegt dem Recht der Bundesrepublik Deutschland. Gerichtsstand für alle sich aus oder in Zusammenhang mit diesem Anstellungsvertrag ergebenden Streitigkeiten ist, soweit gesetzlich zulässig, München.	4.

This Service Agreement is subject to the laws of the Federal Republic of Germany. The Place of jurisdiction for all disputes arising out of or in connection with this Service Agreement is, as far as legally permissible, Munich.

5.	Die deutsche Fassung dieses Anstellungsvertrages ist maßgeblich.	5.	The German version of this Service Agreement shall prevail and be decisive.

Dienstvertrag / Service Agreement // FO / Gentherm GmbH	Seite 8 von 8

Northville, / Michigan, USA, this	Odelzhausen, den / this
22 day of September 2014	22 day of September 2014
/s/ Daniel R. Coker	/s/ Frithjof Oldorff
Gentherm GmbH, vertreten durch die Gesellschafterversammlung / represented by the shareholders‘ meeting, diese vertreten durch Dan Coker / the latter represented by Dan Coker	Frithjof Oldorff

Die Alleingesellschafterin der Gentherm GmbH, die Gentherm, Inc., tritt hiermit diesem Anstellungsvertrag im Hinblick auf sämtliche sich für sie hieraus ergebenden Verpflichtungen als weitere Partei bei.

The sole shareholder of Gentherm GmbH, Gentherm, Inc., hereby accedes to this Service Agreement as further Party with regard to all obligations resulting for it hereof.
Northville / Michigan, USA, den / this 22 day of September 2014	Northville / Michigan, USA, den / this 22 day of September 2014
/s/ Daniel R. Coker	/s/ Barry G. Steele
Gentherm, Inc. vertreten durch / duly represented by Daniel R. Coker und / and Barry G. Steele	Gentherm, Inc. vertreten durch / duly represented by Daniel R. Coker und / and Barry G. Steele

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